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                                 Exhibit 99.1

                    Terayon Posts CableLabs Correspondence

Supports Terayon's Position on S-CDMA's Potential Role in Standards

Santa Clara, California. (April 18, 2000) - In response to questions that have been raised concerning the company's relationship with CableLabs, Terayon Communication Systems, Inc. (Nasdaq: TERN) today announced it is posting on its website (www.terayon.com) all relevant correspondence between the company and CableLabs regarding Terayon's S-CDMA (Synchronous Code Division Multiple Access) technology and the CableLabs' standards process, known as DOCSIS (Data Over Cable System Interface Specification).

CableLabs posted a letter on its website on February 25, 2000, which represents its current position regarding an Advanced Physical layer for DOCSIS. This letter clearly identifies Terayon's S-CDMA technology as a candidate for inclusion in a future version of DOCSIS. Terayon's statements on this matter have been consistent with CableLabs' position, as outlined in the letter.

The March 2, 2000 letter from CableLabs to Terayon explains that the initial February 2, 2000 letter to Terayon was triggered by numerous calls around the relationship between S-CDMA and DOCSIS. CableLabs' initial concern was that these questions arose from misleading statements by Terayon. However, in reviewing the record, CableLabs realized that the statements were more a matter of interpretation.

Terayon CEO Zaki Rakib stated, "We believe that these letters set the record straight and confirm Terayon's position on the matter."

Terayon Communication Systems provides innovative broadband networking solutions for advanced broadband voice, data and video services. The company's cable data access systems, digital video systems, and broadband telephony systems are deployed by leading cable operators worldwide. The company's xDSL access systems deliver innovative telephony and data solutions for the growing SOHO business market. Terayon, based in Santa Clara, California, USA, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

 .    November, 1998 Terayon/CableLabs Press Release

 .    February 25, 2000 CableLabs Letter with Attached September 9, 1999 Letter
     (Adobe Acrobat PDF Document)

 .    February 25, 2000 "CableLabs' Efforts for an Advanced Physical Layer for
     DOCSIS"(Adobe Acrobat PDF Document)

 .    February 2, 2000 CableLabs Letter to Terayon(Adobe Acrobat PDF Document)

 .    March 2, 2000 CableLabs Letter to Terayon (Adobe Acrobat PDF Document)
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                                     # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by the Company and other parties that involve risks and uncertainties, including the Company's ability to successfully integrate any acquired companies, the Company's ability to gain new business and develop and offer new products, the expansion of operations by the Company's customers and the deployment of the Company's products in specific markets, as well as the other risks detailed from time to time in the Company's filings with the SEC.

Note: Terayon, the Terayon logo, TeraPro, TeraLink, and TeraComm are registered trademarks of Terayon Communication Systems, Inc. TeraView and CherryPicker are trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.